SCHEDULE 14A INFORMATION
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Franklin Limited Duration Income Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 9, 2016

SHAREHOLDERS OF FRANKLIN LIMITED DURATION INCOME TRUST:
DO NOT LET A DISSIDENT HEDGE FUND DESTROY YOUR FUND!

IT IS EXTREMELY IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN YOUR FUND'S ENCLOSED WHITE PROXY CARD IN ORDER TO PREVENT A DISSIDENT HEDGE FUND, SABA CAPITAL MANAGEMENT, L.P. ("SABA"), FROM DESTROYING YOUR FUND.

DO NOT RETURN SABA'S GOLD PROXY CARD OR GIVE YOUR VOTE TO ITS SOLICITOR, INVESTORCOM, OVER THE PHONE AS THIS WILL CANCEL YOUR VOTE TO SAVE YOUR FUND.

Enclosed you will find the proxy statement for the 2016 Annual Shareholders' Meeting (the "Meeting") of Franklin Limited Duration Income Trust (the "Fund"). The Board of Trustees of the Fund (the "Board" or the "Trustees") is unanimously urging you to vote:

1. FOR the election of your Board's highly qualified and proven nominees, Harris J. Ashton, Edith E.Holiday and John B. Wilson, to the position of Trustee ("Proposal 1"), and
2. AGAINST the self-serving shareholder proposal submitted by dissident hedge fund Saba (the "Dissident Shareholder Proposal" or "Proposal 2"),

by promptly completing, signing, dating and returning the enclosed WHITE proxy card.

YOUR FUND'S YEAR-TO-DATE PERFORMANCE IS 17.45% AT MARKET PRICE1 AND 9.55% AT NET ASSET VALUE ("NAV").2 YOUR FUND'S DISCOUNT TO NAV HAS BEEN LESS THAN 10% FOR MOST OF THE YEAR.3 YOUR FUND'S PERFORMANCE HAS BEEN COMPETITIVE WITH ITS BENCHMARK AND PEERS, WITH LESS VOLATILITY.4 DON'T BE FOOLED BY SABA'S BASELESS CLAIMS ABOUT FUND PERFORMANCE.

SABA'S SELF-SERVING AGENDA

•	Saba, through its hedge funds, invests in closed-end funds and cashes in on the one-time gain when the closed-end funds are forced to conduct debilitating tender offers, open-end or liquidate. Saba supports these actions without regard to the harm caused to other closed-end fund investors. Saba has already helped force one closed-end fund to liquidate this year. NOW SABA WANTS TO CASH IN ON ANOTHER ONETIME GAIN BY DESTROYING YOUR FUND.
•	Saba wants your Fund to conduct an unlimited tender offer, which would drain the Fund's assets and force it to call in leverage (which could not be replaced on the same favorable terms), both of which could diminish the Fund's investment returns and could make it IMPOSSIBLE TO CONTINUE OPERATING AS A CLOSED-END FUND.

1 As of August 31, 2016. Assumes reinvestment of distributions based on the dividend reinvestment plan. Performance data represents past performance, which does not guarantee future results. Current performance may differ from figures shown.
2 As of August 31, 2016. Assumes reinvestment of distributions based on NAV (net of fund expenses). See the Fund's annual report for full information on expenses. Performance data represents past performance, which does not guarantee future results. Current performance may differ from figures shown.
3 As of August 31, 2016.
4 As of July 31, 2016. See the table in the Opposition Statement under Proposal 2 in the accompanying Proxy Statement. More recent performance data is available from the Fund's website at https://www.franklintempleton.com/contentcommon/miscellaneous/fund-information/en_US/local-en-us-retail/4472-performance-update.pdf.

•	As if that weren't enough, Saba also wants your Fund's Board to either open-end the Fund or liquidate it if more than 50% of the Fund's shares were to be tendered. This plan makes Saba's proposed tender offer a complete and total waste of your Fund's resources. Saba's self-serving agenda ultimately would END THE FUND'S EXISTENCE AS A CLOSED-END FUND.
•	To further its fund-busting agenda, Saba has nominated three handpicked dissidents for election to your Fund's Board, including veteran dissident nominee Ronald Mass, who has been nominated by numerous dissident shareholders to the boards of other companies they have sought to control. Your Board has nominated three incumbent Trustees, who are experienced, well-qualified and intimately familiar with the Fund, having each consistently demonstrated their ability to deliver value to Fund shareholders.
SABA'S HANDPICKED DISSIDENT NOMINEES HAVE NO CLOSED-END FUND BOARD EXPERIENCE WHATSOEVER.
Your Board is committed to vigorously defending your Fund against Saba's hit-and-run agenda aimed at destroying your Fund.
PLEASE ONLY VOTE USING YOUR FUND'S WHITE PROXY CARD.
PLEASE VOTE FOR THE FUND'S NOMINEES (PROPOSAL 1).
PLEASE VOTE AGAINST SABA'S DISSIDENT SHAREHOLDER PROPOSAL (PROPOSAL 2).

YOUR BOARD'S AGENDA TO DEFEND YOUR FUND
•	Your Fund's Board believes strongly that your Fund is best able to serve your interests and achieve its investment goal of providing high current income and capital appreciation as a closed-end fund. ONLY CLOSED-END FUNDS LIKE YOUR FUND CAN USE LEVERAGE TO ENHANCE RETURNS.
•	Under your Board's leadership, the Fund has delivered significant value to shareholders by executing its unique investment strategy, generating high current income and capital appreciation for shareholders while minimizing interest rate risk and volatility.
•	Your Board has proactively taken steps to address the Fund's current discount to NAV by establishing the Discount Narrowing Program, which includes a discount measurement period and the authorization of share repurchases by the Fund. THE FUND'S DISCOUNT TO NAV HAS BEEN BELOW 10% FOR MONTHS.[5] Your Board will continue to responsibly address the Fund's discount to NAV in a manner that PROTECTS LONG-TERM VALUE FOR ALL SHAREHOLDERS, not just one-time gains to dissident hedge funds like Saba.
•	YOUR BOARD WILL FIGHT VIGOROUSLY AGAINST SABA'S DEMANDS. Your Board will be fighting for ALL shareholders and will not be pressured by Saba into making decisions that benefit Saba's immediate interests at the expense of the Fund and your investment. Your Board will send you periodic updates on the proxy fight with Saba to set the record straight about the Fund's nominees for Trustee, the Fund's performance, and the measures the Board has taken to protect your investment in the Fund.
For these reasons, your Board unanimously recommends that you vote FOR your Fund's nominees (Proposal 1) and AGAINST Saba's dissident shareholder proposal (Proposal 2). Please promptly complete, sign, date, and return your Fund's enclosed WHITE proxy card.

DON'T GET TRICKED INTO RETURNING SABA'S GOLD PROXY CARD OR GIVING YOUR VOTE TO INVESTORCOM OVER THE PHONE!
You may receive a different proxy statement from Saba (along with a GOLD proxy card), seeking approval of its dissident shareholder proposal and its handpicked dissident nominees. Please discard any GOLD proxy card that you receive from Saba. Do not return it, even to withhold votes from Saba's dissident nominees or to vote against Saba's dissident shareholder proposal, because doing so will cancel out your vote on the Fund's

5 As of August 31, 2016.

WHITE proxy card. In addition, you may receive calls from representatives of Saba's proxy solicitor, InvestorCom. Please do not give your vote over the phone to InvestorCom, even to withhold votes from Saba's nominees or to vote against Saba's proposal, as this will also cancel out your vote on the Fund's WHITE proxy card.

YOUR FUND HAS RETAINED D.F. KING AS ITS PROXY SOLICITOR. If representatives of D.F. King call you, they will clearly identify themselves as the proxy solicitor for the Fund.

SUPPORT YOUR BOARD'S NOMINEES
The Fund's nominees, together with other Trustees on the Board, will continue to focus on creating sustainable value for ALL shareholders by achieving the Fund's goal of providing investors with high current income and capital appreciation.
•	Your Board has nominated three experienced and knowledgeable incumbent Trustees, who are well qualified and intimately familiar with the Fund.
•	These three incumbent Board nominees are independent of management and have consistently acted in the best interests of ALL shareholders.
•	Under your Board's leadership, the Fund has generated competitive performance on both an absolute and relative basis, compared to both its benchmark and peers, and with less volatility.
•	Your Board continues to address the Fund's current discount to NAV through the Fund's Discount Narrowing Program. The discount was down to 7.52% as of August 31, 2016.
•	Your Board believes that it is in the best interests of Fund shareholders to keep the Fund as a closed-end fund because the Fund's current structure provides benefits to ALL shareholders.
•	Saba, by contrast, has hand-picked veteran dissident nominee Ronald Mass, who has repeatedly been nominated by dissident shareholders to advance their company-busting agendas, and two other dissident nominees who have no closed-end fund board experience.
Your Board is taking these steps to protect and advance the interests of ALL shareholders, and not just opportunistic hedge funds like Saba whose interests conflict directly with the Fund's stated long-term objectives.

YOUR BOARD FEELS STRONGLY THAT IF SABA'S SELF-SERVING PROPOSAL IS ADOPTED, AND ITS HANDPICKED DISSIDENT NOMINEES ARE ELECTED, IT WOULD SERIOUSLY JEOPARDIZE SHAREHOLDERS' INVESTMENT IN THE FUND, BOTH IN THE SHORT TERM AND IN THE LONG TERM.

For these reasons, we urge you to vote FOR your Fund's nominees, and not the dissident nominees, by promptly completing, signing, dating and returning the enclosed WHITE proxy card.

STOP SABA FROM DESTROYING YOUR FUND
Your Board unanimously opposes Saba's Dissident Shareholder Proposal because it could adversely affect the Fund's investment performance to the detriment of the Fund's investors.

•	The Dissident Shareholder Proposal would waste Fund assets, risk a "fire sale" by forcing the Fund to sell strategic investments at an inopportune time, cause the Fund to bear additional expenses to rebalance its portfolio, impair the Fund's ability to enhance total return through the use of leverage—leverage that could not be replaced on the same attractive terms—and significantly diminish the Fund's ability to operate efficiently, potentially even resulting in the Fund's liquidation, without providing any meaningful benefits to the Fund's shareholders other than a potential one-time narrowing of the Fund's discount to NAV. In fact, SHAREHOLDERS WHO SELL THEIR SHARES MAY HAVE TO PAY TAXES ON REALIZED GAINS THAT THEY WOULD OTHERWISE BE ABLE TO DEFER.

•	Contrary to Saba's baseless claims, the Fund's discount is in line with that experienced by many other closed-end funds and has been below 10% for most of this year.[6] In fact, approximately 76% of taxable fixed income closed-end funds are currently trading at a discount, with a median discount of 5.81%.[6] The Fund's shares have even traded at a premium as recently as 2013. The Fund's management views the current discount to be a result of transient market movements unrelated to the Fund's core investment strategies, including the persistently low short-term interest rate environment. SABA'S AGENDA TO DESTROY THE FUND MAKES NO SENSE BECAUSE THE DISCOUNT IS CAUSED BY MARKET CONDITIONS TOTALLY UNRELATED TO THE FUND'S OVERALL INVESTMENT STRATEGY.
•	Contrary to Saba's baseless claims, the Fund's Discount Narrowing Program includes meaningful and responsible steps to directly address the Fund's discount to NAV. These steps include:
•	Implementing a discount-narrowing program for the Fund where, if the Fund's shares trade at an average market price discount from NAV of 10% or more during the last 90 days of a 9-month measurement period that started on June 1, 2016, the Board will: (1) authorize a tender offer for a stated portion of the Fund's outstanding shares; (2) submit to shareholders a proposal to merge the Fund with either an open-end or closed-end investment company; and/or (3) submit to shareholders a proposal to convert the Fund to an open-end investment company. YOUR FUND'S DISCOUNT TO NAV HAS ALREADY BEEN LESS THAN 10% FOR MONTHS.[7]
•	If any of these steps are ultimately taken, your Board intends to ensure it is measured and cost-effective, and treats ALL shareholders equally.
•	Authorizing open-market share repurchases by the Fund for up to 10% of the Fund's outstanding shares in an effort to help address the Fund's discount.
•	Saba's self-serving Dissident Shareholder Proposal takes a "scorched earth" approach to addressing the Fund's discount, one that virtually ensures its termination as a closed-end fund, despite the Fund's competitive performance and single-digit discount. Your Board believes that your Fund's performance, unique portfolio composition and risk/return profile, and ability to use leverage to enhance return all STRONGLY SUPPORT RETAINING ITS CLOSED-END STRUCTURE FOR THE BENEFIT OF ALL SHAREHOLDERS.

DON'T BE FOOLED: DISSIDENT HEDGE FUND SABA'S SELF-SERVING, "TAKE THE MONEY AND RUN" PROPOSAL ONLY BENEFITS OPPORTUNISTIC SHAREHOLDERS, LIKE SABA, AT THE EXPENSE OF REMAINING SHAREHOLDERS.

WE URGE YOU TO SPEND A FEW MINUTES REVIEWING THE PROPOSALS IN THE ACCOMPANYING PROXY STATEMENT AND TO VOTE FOR YOUR FUND'S NOMINEES (PROPOSAL 1) AND AGAINST SABA'S SELF-SERVING PROPOSAL (PROPOSAL 2) BY FILLING OUT AND SIGNING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT TO US IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR FUND NEEDS ALL OF ITS SHAREHOLDERS TO VOTE – NOT VOTING HELPS DISSIDENT HEDGE FUND SABA.

PLEASE DO NOT SEND BACK SABA'S GOLD PROXY CARD, EVEN TO WITHHOLD VOTES ON SABA'S NOMINEES, AS THIS MAY CANCEL YOUR PRIOR VOTE FOR YOUR FUND'S NOMINEES. IF YOU HAVE ALREADY RETURNED SABA'S GOLD PROXY CARD, YOU CAN STILL SUPPORT YOUR BOARD AND THE FUND BY RETURNING THE ENCLOSED WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD SUBMISSION WILL COUNT.

We welcome your comments. If you have any questions, please call the Fund's proxy solicitor, D.F. King, toll-free at (800) 431-9642.

6 Source: Morningstar Direct. Includes available data for 152 taxable fixed income closed-end funds as of August 31, 2016.
7 As of August 31, 2016.